Net1 Announces Extension of Contract with Kwa-Zulu Natal Provincial Government

JOHANNESBURG, South Africa, May 10, 2006 - Net1 UEPS Technologies, Inc. (Nasdaq: UEPS) today announced that its subsidiary, Cash Paymaster Services (Kwa-Zulu Natal) (Proprietary) Limited ("CPS") signed an extension letter dated May 5, 2006 with the Kwa-Zulu Natal provincial government for the distribution of social welfare grants until December 31, 2006. The terms and conditions of the extension are similar to those included in the Service Level Agreement signed between the Department of Social Welfare and Population Development, Kwa-Zulu Natal and CPS.

Net1 utilizes its smart card based UEPS technology to distribute monthly grants to more than 1.5 million social welfare recipients in the Kwa-Zulu Natal province. The grants distributed include old age grants, disability grants and child support grants.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Net1 believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, Net1 has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1's system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1's system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. These forward-looking statements are not guarantees of future performance or events and are subject to risks and uncertainties that can cause actual results to differ materially from the results contemplated by such forward-looking statements. Net1 undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:	(604) 484-8750
Toll Free:	1-866-412-NET1 (6381)